Exhibit 99.1

NEWS RELEASE

Allegheny Technologies Incorporated	Investor Contact:	Media Contact:

Corporate Headquarters	Scott A. Minder	Natalie Gillespie

1000 Six PPG Place	412-395-2720	412-394-2850

Pittsburgh, PA 15222-5479 U.S.A.	scott.minder@atimetals.com	natalie.gillespie@atimetals.com

www.ATImetals.com

ATI Completes Sale of Flowform Products to Consolidated Boring, Inc.

PITTSBURGH, PA—August 16, 2021—Allegheny Technologies Incorporated (NYSE: ATI) today announced the sale of its Flowform Products business in Billerica, Massachusetts to Consolidated Boring, Inc. for $55 million in cash, completed on August 13. Consolidated Boring, Inc. is backed by a group of private investors who support medium-sized manufacturing enterprises in achieving a step change in their growth trajectory.

Proceeds of the sale will be used to strengthen ATI’s balance sheet and add liquidity. The business—which had been part of the Forged Products business within ATI’s High Performance Materials & Components segment—will be known as American Flowform & Machining, LLC.

ATI continually reviews its operations for opportunities to maximize value and optimize its cost structure. “We concluded that while ATI Flowform is a strong performer with a great team serving the defense market, it operates in a segment with competitive dynamics that do not leverage ATI’s strengths and materials,” said Kim Fields, ATI Executive Vice President of High Performance Materials & Components and Advanced Alloys & Solutions. “We believe the operation in Billerica will have the opportunity to grow and thrive under Consolidated Boring’s ownership and wish them great success in their next chapter.”

Solving the World’s Challenges through Materials Science

ATI (NYSE: ATI) is a $3 billion global manufacturer solving the world’s most difficult challenges through materials science; advanced, integrated process technologies; and relentlessly innovative people. We serve customers whose demanding applications need to fly higher, dig deeper, stand stronger, and last longer— anywhere on, above, or below the earth. We partner to create new specialty materials in forms that deliver ultimate performance and long-term value in applications like jet engine forgings and 3D-printed aerospace components. We produce powders for forging and additive manufacturing; rolled materials, and finished components. Our specialty materials withstand extremes of temperature, stress and corrosion to improve and protect human lives every day. Learn more at ATIMetals.com.

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